EXHIBIT 99.1

Hollis-Eden Pharmaceuticals Closes Public Offering of Common Stock

San Diego, California, October 1, 2003 – Hollis-Eden Pharmaceuticals, Inc. (Nasdaq: HEPH) today announced that it closed its public offering of 2,500,000 shares of common stock at $25 per share. All of the shares were sold by the Company.

Jefferies & Company, Inc. and SG Cowen Securities Corporation acted as co-managers and joint book-running managers of the offering.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, engaged in the development of products for the treatment of infectious diseases and immune system disorders.

Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, New York, New York 10022-4213, or from SG Cowen Securities Corporation at 1221 Avenue of the Americas, New York, New York 10020. This press release shall not constitute an offer to sell or solicitation of an offer to buy any shares of Common Stock. The offer is made solely by prospectus.